EXHIBIT 10.3

EMPLOYMENT AGREEMENT

AGREEMENT (the “AGREEMENT”), dated January 10, 2012 (the "Effective Date"), by and between MEDICAL CONNECTIONS HOLDINGS, INC., (the “COMPANY”), and BRIAN R. NEILL (the “EXECUTIVE”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as Chief Financial Officer of the Company, and the Executive desires to continue to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

WHEREAS, the Executive has served as the Company’s Chief Financial Officer pursuant to the terms and conditions of an employment agreement dated October 5, 2010 (the "Prior Employment Agreement");

WHEREAS, the parties desire to terminate the Prior Employment Agreement and deem it to be in their mutual best interests to memorialize the terms and conditions of the Executive’s continued employment on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services.  The Executive will be employed by the Company as its Chief Financial Officer.  The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with the position as Chief Financial Officer (the “Services”).  The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

(b) Acceptance.  Executive hereby accepts such employment and agrees to render the Services.

(c) Company's Duties.  The Company agrees to conduct its business and operations in compliance with all applicable laws and to fulfill its obligations contained in this Agreement.

2. Term.

The Executive’s employment under this Agreement (the “Initial Term”) shall commence as of the Effective Date and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 9 of this Agreement. At the end of the Initial Term and on each annual anniversary of such date thereafter, this Agreement automatically will renew for successive additional one (1) year terms unless either party provides the other party with written notice of non-renewal at least one hundred twenty (120) days prior to the date of automatic renewal.  The Initial Term and any additional one-year renewals shall be referred to as the "Term."  Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof.  The Term may be extended for additional one (1) year periods upon mutual written consent of the Executive and the Board.

3. Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b) The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Boca Raton, Florida, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.

4. Intentionally Deleted.

5. Compensation.

As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary.  The Company shall pay Executive a salary (the “Base Salary”) equal to $250,000 per year.  Payment shall be made semi-monthly, on the last day of each calendar month or as agreed between the Company and the Executive.

(b) Discretionary Bonus.  At the sole discretion of the Board of Directors of the Company, the Executive shall receive an additional annual bonus (the “Discretionary Bonus”) in an amount equal to up to 33% of his Base Salary, based upon his performance on behalf of the Company during the prior year.  The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board of Directors of the Company in its sole discretion.  Notwithstanding the foregoing, the entire Discretionary Bonus shall be paid no later than 60 days following the end of the fiscal year with respect to which such Discretionary  Bonus is paid. In addition, the Board of Directors of the Company shall annually review the Bonus to determine whether an increase in the amount thereof is warranted.

(c) Annual Stock Award.  As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Board of Directors agrees to grant to the Executive a stock award of at least 1,000,000 shares of the Company's Common Stock each fiscal year ("Annual Stock Award").

(d) Stock Options and Stock Awards.  As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Board of Directors may, in their sole and absolute discretion issue additional shares of Common Stock or Common Stock Options to the Executive in consideration for services rendered to the Company.

(e) Automobile Allowance.  As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, during the Term the Company shall pay Executive an automobile allowance in the amount of $1,500.00 per month.

(f) Expenses.  The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Code Section 409A”) (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company’s policies and procedures regarding such reimbursement of expenses.

(g) Other Benefits.  The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.

(h) Vacation.  The Executive shall, during the Term, be entitled to a vacation based on the following schedule:

Years 1-5:  four (4) weeks paid vacation per annum

Years 6-10:  six (6) weeks paid vacation per annum

Years 10 and up:  eight (8) weeks paid vacation per annum

Executive will have the ability to sell back any unused vacation to the Company.  The vacation schedule is in addition to holidays recognized by the Company.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to business operations of the Company The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company.  The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

7. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of six (6) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be the United States.  The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company.  For purposes of this Agreement, the Company shall be deemed to be actively engaged in the business of medical staffing placements.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation.

(b) During the Term and for a period of 6 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii) solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or (iii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c) The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d) In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

(e) Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.  The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(g) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties by the Executive.

The Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9. Termination.

The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company for Cause.  Any of the following actions by the Executive shall constitute “Cause”:

(i) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(ii) Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Board of Directors of the Company; or

(iii) The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

Prior to terminating the Executive for Cause under Sections 9(a)(1)(i)-(ii), the Company shall provide the Executive with at least ten (10) days written notice of the breach and an opportunity to cure the breach.  If the Executive does not cure the breach to the satisfaction of the Board, in its sole and absolute discretion, during the ten (10) day time period, the Company may terminate the Executive for Cause.  If the Executive is terminated under Section 9(a)(iii), the termination will be immediate upon the date of the conviction and no written notice is required by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury.  For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The Executive’s employment hereunder may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material reduction by the Company of the Executive’s duties and responsibilities; (iii) any material reduction by the Company of the Executive’s base compensation or benefits; (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement or (iv) the Company's decision to permanently relocate the Executive outside of Boca Raton, Florida.

10. Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay, within 60 days of such termination, to the Executive or to the Executive’s estate, as applicable, his Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability.  All Stock Options and Stock Awards that have not vested  as of the date of termination shall be deemed to have expired as of such date; however, vested Stock Options and Stock Awards shall be exercisable for a period of one (1) year after the termination date due to Disability or death by the Executive or his estate, as applicable, but in no event after the termination of the Stock Options or Stock Awards pursuant to their terms.

(b) If the Executive’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay, within 60 days of such termination, to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company.  All Stock Options  and Stock Awards that have not vested as of the date of termination shall be deemed to have expired as of such date.  Any Stock Options or Stock Awards that have vested as of the date of the Executive’s termination for Cause shall remain exercisable for a period of 90 days after said termination, but in no event after the termination of the Stock Options or Stock Awards pursuant to their terms.

(c) If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 10(b) or by the Executive for Good Reason, then the Company shall make a lump sum payment to the Executive in an amount equal to (i) the Executive's Base Salary for a period of one year following the termination date or the salary payments remaining under the Term of his Agreement, whichever is greater, (ii) his accrued but unpaid Bonus and (iii) any expense reimbursement amounts owed through the termination date within ten (10) days after the termination date.  All Stock Options or Stock Awards that are scheduled to vest by the end of the calendar year in which such termination, including but not limited to annual Stock Award made pursuant to Section 5(c),  shall be accelerated and deemed to have vested as of the termination date.  Any Stock Options or Stock Awards that have vested as of the date of the Executive’s termination shall remain exercisable until termination of the Stock Options or Stock Awards pursuant to their terms.

(d) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(e) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, if he is currently serving as a director, effective as of the date of such termination.

(f) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Change of Control.

(a) The Company and Employee hereby agree that, if Executive is employed with the Company on the date on which a Change of Control occurs (the “Change of Control Date”), and if during the remaining Term hereof after the Change of Control Date Executive’s employment is terminated by the Company (or subsidiary) without cause or by the Executive for Good Reason, the Company will make a lump sum payment to the Executive in an amount equal to (i) the Executive's Base Salary for a period of one year following the Change of Control Date or the salary payments remaining under the Term of his Agreement, whichever is greater, (ii) any accrued but unpaid Bonuses and (iii) any expense reimbursement amounts owed through the termination date within ten (10) days after receiving written notice from the Executive.  Additionally, the Company will accelerate all unvested Stock Options and Stock Awards, including but not limited to the Stock Awards made pursuant to Section 5(c), held by the Executive at the time of termination and these Stock Options and Stock Awards shall be deemed to be vested as of the termination date.  Any Stock Options or Stock Awards that have vested as of the date of the Executive’s termination shall remain exercisable until the termination of the Stock Options or Stock Awards pursuant to their terms.  For purposes of Section 11(a), the termination date shall be the date on which the Executive sends the Company written notice that he is terminating the Agreement for Good Reason pursuant to Section 11(a) or the Company terminates the Executive without Cause.

(b) "Change in Control" shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); (c) any person, including a "group' as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of the Company's securities after the date of this Agreement, having 20% or more of the combined voting power of the then outstanding securities of the Company that may be case for the election of directors of the Company (other than as a result of an issuance of securities approved by the Board of Directors of the Company) or (d) the Board of Directors of the Company adopts a resolution to the effect that a "Change In Control" has occurred for purposes of this Agreement.

12. Miscellaneous.

(a) Throughout the Term of this Agreement, the Company shall maintain Key Employee Insurance on the life of the Executive.  The Company shall be the beneficiary under such policy and shall be responsible for payment of all premiums on such policy.  The Company shall have no obligation with respect to such policy in the event Executive ceases to be an employee of the Company.

(b) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to its principles of conflicts of laws.

(c) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Palm Beach County, Florida in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Circuit Court in and for Palm Beach County, Florida and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (h) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(e) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(f) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails.

(i) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

13. Section 409A Compliance.

(a) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement are exempt from or comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(b) Distributions On Account Of Separation from Service.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Executive within the meaning of Code Section 409A.

(c) No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(d) Six Month Delay for Specified Employees.  In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A.  In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence (the Delayed Payment") shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(e) Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Medical Insurance Benefits. With respect to any medical insurance benefits provided herein that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Executive shall be deemed to receive from the Company a monthly payment necessary for the Executive to purchase the benefit in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEDICAL CONNECTIONS HOLDINGS, INC.

By:	/s/ JEFFREY S. ROSENFELD
JEFFREY S. ROSENFELD, CHIEF EXECUTIVE OFFICER

EXECUTIVE:

By:	/s/ BRIAN R. NEILL
BRIAN R. NEILL